Exhibit 5.1
May 4, 2007
Board of Directors
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547

Re:	Donegal Group Inc. (the “Company”)
Registration Statement on Form S-8
5,233,000 Shares of Class A Common Stock
Ladies and Gentlemen:
     We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale by the Company of up to 5,233,333 shares (the “Shares”) of Class A common stock, $.01 par value, of the Company, of which 1,333,333 additional Shares are issuable under the Donegal Group Inc. 2001 Equity Incentive Plan for Employees, as amended, 3,500,000 Shares are issuable under the Donegal Group Inc. 2007 Equity Incentive Plan for Employees and 400,000 Shares are issuable under the Donegal Group Inc. 2007 Equity Incentive Plan for Directors (collectively, the “Plans”).
     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s certificate of incorporation and by-laws, as amended to date, its corporate minutes and other proceedings and its records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the respective Plan under which the Share is issued, will be legally issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We hereby consent to the use of our name under Item 5 “Interests of Named Experts and Counsel” of the Registration Statement.
Sincerely,
/s/ Duane Morris LLP